EXHIBIT 10.1

(This is a translation of the original Korean language Lease Agreement)

LEASE CONTRACT

FOR

THE KINS TOWER GLOBAL R&D CENTER

SeongNam Industry Promotion Foundation

Axesstel Korea. Inc.

LEASE CONTRACT FOR THE KINS TOWER GLOBAL R&D CENTER

This lease Contract (hereinafter referred to as “Contract”) for the building known as KINS Tower, which is located in 25-1 Jeongja-dong, Bundang-gu, Seongnam, Gyeonggi-do, is made and entered into between Seongnam Industry Promotion Foundation (hereinafter referred to as “Lessor”) and Axesstel Korea. Inc. (hereinafter referred to as “ Lessee”)

The Object to be leased hereunder:

1. Name of the building: KINS Tower

2. Location: 25-1 Jeongja-dong, Bundang-gu, Seongnam, Gyeonggi-do, Korea

3. Description of the portion of Building for lease: (13) to (16) floors of KINS Tower

4. Aggregate floor area for lease: [5617.36] m2 (hereinafter referred to as the “Object”)

5. Purpose of leasing the Object: to use as facilities for research & development activities and/or auxiliary facilities for other activities incidental thereto.

Article 1 (Definitions)

As used in this Agreement, the “Building Value” shall have the definitions of the price at which the Building was acquired by Gyeonggi-do (“Acquisition Cost”), up to 2006. This value shall be calculated by applying to the Acquisition Cost, the residual value ratio applicable to the respective number of years elapsed as prescribed in Article 80.1(b) of the Enforcement Decree of the Local Tax Act, in 2007 and thereafter. In the event of a substantial increase or decrease in the value of assets due to the unique size and/or type of the Building, existence of any special equipment attached thereto, expansion or renovation thereof, an increase in the prices of adjacent real estate or any other change in the surrounding conditions, the Building Value shall be re-calculated by applying mutatis mutandis the provisions of Articles 92 and 96 of the Enforcement Decree of the Local Finance Act, notwithstanding the foregoing provisions.

Article 2 (Duration of Lease)

(1)	The duration of lease hereunder shall be [ 10 ] years from the ( 29th ) of August, 2005 to the ( 28th ) of August, 2015.

(2)	The duration of lease shall commence on the date when the “Lessee” actually occupies the Building for use.

Article 3 (Aggregate Floor Area for Lease)

(1)	The aggregate floor area for lease hereunder shall be [5617.36] m2.

(2)	The area mentioned in subsection (1) in this Article may vary in the course of being entered in the official register after finishing the construction of the Building; provided, however, that under no circumstances shall this variation exceed five percent (5%) of the figure stated in subsection (1), if any. In the event that such a variation exceeds one percent (1%) of the original aggregate floor area for lease as set forth in subsection (1), rentals applicable under this Agreement shall be re-calculated.

Article 4 (Rentals)

(1)	The annual rentals shall be in the amount of KRW 36,180 per square meter, equal to one percent (2%) of the Building Value of KRW 1,808,950 per square meter for the year 2005 and 2006. The annual rentals shall be in the amount equal to one percent (2%) of the Building Value as prescribed in Article 1 in 2007 and thereafter.

(2)	The invoice of annual rentals for next year shall be issued on or before November 30th of the year concerned and it shall be paid by December 31st of the year concerned. Only the rentals for the year the contract has commenced shall be paid on the date of commencement of lease calculating the residual number of days to the year-end.

(3)	In the event the “Lessee” does not pay the rentals within the time limit of payment, the late payment fees added rentals shall be paid by applying the late payment fee rates of Article 100.(6) of the Enforcement Decree of the Local Finance Act.

(4)	The rentals and the leasehold deposit shall be paid in the currency of Korean Won.

Article 5 (Leasehold Deposit)

(1)	The “Lessee” shall provide the “Lessor” with a leasehold deposit amounting to [KRW101,618,040], as security for due performance of its obligations hereunder.

(2)	The “Lessee” shall provide the “Lessor” with a leasehold deposit mentioned in subsection (1) in this Article, contemporaneously while both parties are abiding by this Agreement.

Article 6 (Free Parking Pass)

(34) of free parking pass in total shall be given to “Lessee” by applying the rate of one car per 165 square meter.

Article 7 (Maintenance Fees)

(1)	The maintenance fees cover electric charges, water charges, cleaning charges, and other expenses for the maintaining and using the Object.

(2)	The collection way and amount of the maintenance fees shall be decided by “Lessor” or the maintenance agent.

(3)	The “Lessee” shall pay the amount charged by “Lessor” to the bank account till the date of th designated by “Lessor”

(4)	“Lessor”, if necessary, may request “Lessee” enter into maintenance contract for maintenance fee payment directly with the third party designated by “Lessor” and “Lessee” shall accept the request hereof.

(5)	In the event that “Lessor” needs to have the maintenance fees changed due to the applicable law amendment, change of economic condition, the increase of public utility charges, and increases of other charges, “Lessor” shall notify “Lessee” in writing.

(6)	In subsection (5) in this Article, “Lessor” shall charge with the adjusted amount after 30 days lapsed from the date of notification.

Article 8 (Insurance)

(1)	The “Lessor” shall buy the insurance against loss according to Article 93 of the Enforcement Decree of the Local Finace Act. The insured shall be “Lessor” or “Maintenance agent” hereto.

Article 9 (Public Utility Fees)

(1)	The “Lessee” shall share and pay the cost and expenses incurred in relation to maintenance of the common facilities, in accordance with the relevant provisions of the agreement with the administration agency (“Administration Agency”) of the Building, commencing on the date when the “Lessee” begins to occupy the Object.

(2)	In the event that the “Lessee” fails to pay the aforementioned cost and expenses on or before the due date designated in the agreement with the Administration Agency, then the “Lessee” shall be obliged to pay such late payment fees as set forth in the said agreement with the Administration Agency.

Article 10 (Lessee’s Obligations and Limitation on Claims by Lessee)

(1)	The “Lessee” shall be responsible for maintaining and preserving the Object during the term of lease hereunder excluding a required by circumstances as a natural calamity.

(2)	The “Lessee” shall not claim any rights to the Object during the term of lease, except its right to use the same hereunder.

(3)	The “Lessee” shall carry out the project as prescribed in the business plan and investment plan provided at the time of move-in application. In the event that the “Lessor” requests the inspection of move-in and operation status of the “Object” on the purpose of its efficient operation, the “Lessee” shall comply with hereto.

(4)	The “Lessee” shall not deliver the right of claim for refund of the leasehold deposit under the lease contract up to a third party or provide for the right of other pledges and/or other mortgage purposes.

(5)	In the event that the “Lessee” has major changes in corporation such as the representative’s name, business type and corporate name, the “Lessee” shall notify the “Lessor” in writing within 10 days from the date it/they changed.

Article 11 (Restrictions)

Without the Lessor’s consent, the “Lessee” shall not:

1. Materially change the purpose of using or benefiting from the Object;

2. Sublet the Object in whole or in part or dispose of its rights to use the Object to a third party; or

3. Perform any act (including renovation and expansion) that may cause a change in the structure of the Object.

Article 12 (Termination by the “Lessor”)

(1)	The “Lessor” may terminate this Agreement, in the event of any of the following:

1.	The “Lessee” ceases to be eligible for occupancy in the Building, pursuant to applicable law, relevant ordinances of Gyeonggi Province or Seongnam City, or Operating Guidelines of KINS Tower Global R&D Center;

2.	The “Lessee” fails to enter into its business within three months after the date of commencement of lease hereunder;

3.	The “Lessee” has continued to suspend business for six (6) months or more without justification;

4.	The “Lessee” fails to pay rentals for three (3) months or more, excluding legal disputes concerning rentals;

5.	Any of the documents submitted by the “Lessee” is found to be untrue; or

6.	The “Lessee” is in breach of any of the provisions of Article 11 hereof.

(2)	Prior to termination hereof pursuant to subsection (1) in this Article, the “Lessor” shall allow the “Lessee” to explain such events or circumstances and rectify the breach within a time period not exceeding sixty (60) days.

(3)	In case this Agreement is terminated pursuant to subsection (1) in this Article, the

“Lessor” shall deduct the rentals in arrears, expenses for restoring the Object to its original condition, penalties, etc., from the leasehold deposit provided under Article 5 hereof and the rentals paid by the “Lessee” and then refund the balance thereof to the “Lessee”, if any. The “Lessor” shall be further entitled to take necessary actions to seize any of the property owned by “Lessee” if the aforementioned leasehold deposit and rentals are insufficient to cover such deductions.

Article 13 (Termination by the “Lessee”)

(1)	The “Lessee” may request the “Lessor” to terminate this Agreement; but such a request shall be made in writing and should be given three (3) months’ prior to the termination date suggested by the “Lessee”.

(2)	In subsection (1) in this Article, in the event that the “Lessor” recognizes the fairness of termination by the “Lessee”, the “Lessor” shall deduct the rentals in arrears, expenses for restoring the Object to its original condition, etc., from the leasehold deposit provided under Article 5 hereof and the rentals paid by the “Lessee” and then refund the balance thereof to the “Lessee”, if any.

Article 14 (Restoration of the Object to its Original Condition)

(1)	If this Agreement is terminated pursuant to Article 8 or 9 hereof, the “Lessee” shall return the Object to the “Lessor” after having restored the same to its original condition (excluding normal wear and tear) in which it was initially delivered to the “Lessee”.

(2)	If the “Lessee” fails to fulfill its obligations under subsection (1) in this Article, the “Lessor” may conduct such restoration, directly or indirectly, and request the “Lessee” to reimburse the cost and expenses incurred for such restoration.

Article 15 (Penalties)

(1) If this Agreement is terminated or cancelled due to the Lessee’s breach unlike described in Article 13, (2), the “Lessor” may collect the leasehold deposit prescribed in Article 5 hereof as penalties.

(2) The “Lessee” shall indemnify the “Lessor” for damages separately from penalty of the subsection (1) in this Article.

Article 16 (Renewal of Contract)

The lease contract may be renewed. In this event “Lessee” shall request “Lessor” in writing and should be given within three (3) months prior to the termination of Contract.

Article 17 (Competent Court)

All disputes arising out of or in relation to this Agreement shall be settled in the court having jurisdiction over the address of the “Lessor”.

Article 18 (Interpretation Priority)

In the event that there are disputes arising from the discrepancy of interpretation between the two contracts in Korean and English, the contract in Korean shall have the priority.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate, each party retaining one copy thereof.

LESSOR

Name (or Corporate Name): Seongnam Industry Promotion Foundation [seal]

Resident Registration Number (or Corporate Registration Number): 131122-0001721

Address: KINS Tower 7th F/L, 25-1, Jeongja-dong, Bundang-gu, Seongnam, Gyeonggi-do, 463-811, Korea

LESSEE

Name (or Corporate Name): Axesstel Korea. Inc. [seal]

Resident Registration Number (or Corporate Registration Number): 110111-2604604

Address: #706, Ace Technotower V, 197-22, Guro-dong, Guro-gu, Seoul, Korea